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                                                                      EXHIBIT 11



                        NORTH AMERICAN BIOLOGICALS, INC.
                       CALCULATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                Three Months Ended           Nine Months Ended
                                                  SEPTEMBER 30,                 SEPTEMBER 30,
                                             ----------------------        ----------------------
                                               1995           1994           1995           1994
                                             -------        -------        -------        -------
Net income                                   $ 3,450        $ 2,110        $ 9,930        $ 5,820

Weighted average number of common
    shares outstanding during the period      19,526         15,640         19,460         15,311

Add dilutive effect of common
    stock equivalents:

    Stock options and warrants
       (as determined by the application
         of the treasury stock method)           990          1,589            943          1,545
                                             -------        -------        -------        -------
Weighted average number of shares
    and common share equivalents used
       in primary earnings per share
        computations                          20,516         17,229         20,403         16,856
                                             =======        =======        =======        =======

Earnings per share                           $  0.17        $  0.12        $  0.49        $  0.35
                                             =======        =======        =======        =======






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